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                                                       EXHIBIT (11)

                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                             Computation of Earnings Per Share
                                       --------------------------------------------

Amounts in millions except per share amounts
                                                                               Three Months Ended
                                                                                  September 30

                                                                             2005              2004
                                                                        ---------------   ---------------
BASIC NET EARNINGS PER SHARE
Net earnings                                                             $       2,029     $       1,942
Preferred dividends, net of tax benefit                                             36                33
                                                                        ---------------   ---------------
Net earnings available to common shareholders                            $       1,993     $       1,909
                                                                        ===============   ===============

Basic weighted average common shares outstanding                               2,433.0           2,540.7
                                                                        ===============   ===============

Basic net earnings per common share                                      $        0.82     $        0.75
                                                                        ===============   ===============

DILUTED NET EARNINGS PER SHARE
Net earnings                                                             $       2,029     $       1,942
Deduct preferred dividend impact on
       funding of ESOP                                                               -                 -
                                                                        ---------------   ---------------
Diluted net earnings                                                     $       2,029     $       1,942
                                                                        ===============   ===============

Basic weighted average common shares outstanding                               2,433.0           2,540.7
Add potential effect of:
       Conversion of preferred shares                                            155.5             160.1
       Exercise of stock options and other Unvested Equity awards                 61.2              65.3
                                                                        ---------------   ---------------

Diluted weighted average common shares outstanding                             2,649.7           2,766.1
                                                                        ===============   ===============

Diluted net earnings per common share                                    $        0.77     $        0.70
                                                                        ===============   ===============
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